EXHIBIT 99.1

First Horizon Announces Third Quarter 2008 Results

Strengthens Capital, Liquidity and Reserve and Maintains Focus On Core Businesses

MEMPHIS, Tenn., Oct. 16, 2008 (GLOBE NEWSWIRE) -- MEMPHIS, Tenn. First Horizon National Corp. (NYSE:FHN) achieved continued success in its business repositioning efforts in the third quarter of 2008 despite a particularly challenging operating environment for the financial services industry.

 * For the third quarter ending Sept. 30, 2008, FHN announced a net loss of $118.3 million or $0.59 per diluted share compared to a net loss of $19.1 million or $0.11 per diluted share in second quarter 2008
 * Capital ratios improved to 10.9% for Tier 1 and 7.2% for Tangible
   Common Equity to Tangible Assets (estimated based on period-end balances), representing benefits from ongoing balance sheet contraction
 * Liquidity position improved with $2.7 billion reduction of total assets and more favorable, stable funding mix; on track for $1 to
   $2 billion additional decrease in total assets by year end
 * Net interest margin remained stable at 3.01%
 * Net charge-offs increased, as expected, to $154.7 million; full-
   year 2008 net charge-offs still forecast at upper end of $485 to
   $585 million range
 * Loan loss allowance increased $185.3 million sequentially to 3.52%
   of total loans
 * Completed sale of national mortgage operations outside Tennessee and Mortgage Banking servicing operations including $19.1 billion of servicing
 * Mortgage divestiture and other significant pre-tax charges, net of gains were $30.5 million.

"Like other financial services companies, we've faced an extremely challenging operating environment, yet we've continued to take steps to maintain sufficient capital, liquidity and reserves throughout these tough times," said Bryan Jordan, CEO of First Horizon. "In the third quarter we completed the sale of our mortgage business outside Tennessee and further reduced our balance sheet risk. We generated solid pre-tax, pre-provision earnings, anchored by encouraging trends in our core businesses of regional banking and capital markets.

"We'll continue our emphasis on aggressively addressing problem loans, reducing our national real estate businesses and growing our already powerful banking business in Tennessee. We're also carefully examining opportunities to participate in the new programs offered by the Treasury, which we think are steps in the right direction to restoring confidence in the financial system."

PERFORMANCE HIGHLIGHTS (Third Quarter 2008 vs. Second Quarter 2008)

The pre-tax loss for FHN was $203.0 million in third quarter 2008 compared to a $47.9 million pre-tax loss in second quarter 2008. Total revenues were $528.3 million in third quarter compared to $637.9 million in the prior quarter. Noninterest expenses declined to $391.3 million from second quarter's $465.8 million. Provision for loan losses increased $120.0 million to $340.0 million in third quarter 2008.

In third quarter 2008, average total assets decreased 8 percent in comparison to second quarter 2008 as average total loans declined 7 percent primarily due to sale of the mortgage loan warehouse remaining after the divestiture of mortgage offices outside Tennessee. Total average deposits decreased 8 percent for the same time period, reflecting transfer of custodial deposits associated with sales of servicing rights, declines in money market accounts and a continuing shift from wholesale CDs to more stable, lower-cost funding sources. Consolidated net interest margin remained stable at 3.01 percent as less balance sheet utilization in Capital Markets and pricing discipline in the core bank helped offset the impact of higher non-accrual loans.

Net Charge-Offs Rise As Expected, Provisioning Increases Reserves

The net charge-off ratio was 284 basis points in third quarter 2008 compared to 235 basis points in the prior quarter as net charge-offs increased to $154.7 million from $127.7 million in second quarter 2008. Net charge-offs were driven by weakness in the residential commercial real estate portfolio and in commercial and industrial subsegments affected by housing. Management continues to expect full-year 2008 net charge-offs to fall within the upper end of the previously communicated range of $485 to $585 million. The nonperforming asset ratio increased to 463 basis points in third quarter 2008 from 388 basis points in the prior quarter. The national construction portfolios accounted for the majority of this linked-quarter increase.

The ratio of allowance to total loans increased to 3.52 percent from 2.59 percent in the prior quarter. Provision for loan losses increased to $340.0 million in the current quarter from $220.0 million in second quarter 2008. Provisioning for both third and second quarters of 2008 reflects continued aggressive efforts to address problem loans while addressing portfolio stress from declining economic conditions, especially in national construction, home equity and C&I loans. Third quarter provision expense exceeded net charge offs by $185.3 million which reflects higher inherent losses in the late stage of the mature wind-down one-time-close portfolio along with addressing portfolio stress from declining economic conditions in the C&I and commercial real estate portfolios.

Regional Banking Sees Lower Provision and Higher Interest Margin

Regional Banking recognized a pre-tax loss of $6.5 million for third quarter 2008, compared to a pre-tax loss of $26.9 million in the second quarter. This change was primarily driven by a decrease in provision expense to $58.2 million from $89.5 million. Both periods' provisioning levels reflect negative grade migration in commercial loans, while second quarter provision also included deterioration in the consumer loan portfolio. Net interest margin increased to 4.43 percent in the third quarter 2008 compared to 4.38 percent in second quarter reflecting a decision to not compete for non-deposit relationship CDs. Noninterest income declined as foreclosure gains, cash management fees and wealth management fees decreased in comparison to second quarter. Noninterest expense increased due to marketing efforts conducted in the third quarter, expenses taken for improvements to the online banking platform and recognition of higher losses on foreclosed properties.

Capital Markets Experiences Continued Solid Fixed Income Performance, Increased Provisioning

Capital Markets recognized a pre-tax loss of $8.6 million in third quarter 2008 compared to $24.1 million of pre-tax income in the second quarter. The third quarter loss is attributable to an increase of provision expense over the prior quarter as the ongoing stress in the financial system impacted the correspondent banking portfolio. Fixed income sales remained strong but declined, as expected, from prior quarter's levels as the Federal Reserve paused its rate decreases in the third quarter. Other product revenues remained stable in comparison to second quarter. Noninterest expense decreased due to lower production levels.

Wind-down of National Specialty Lending Operations Continues, Credit Losses Increase

National Specialty Lending had a pre-tax loss of $214.5 million for third quarter 2008 compared to a pre-tax loss of $95.6 million in the prior quarter. Both quarters' losses reflect provisioning for loan losses in the national construction portfolios while second quarter provision also included deterioration in the consumer lending portfolio. Net interest income declined due to the continuing contraction of loan portfolios from the wind-down of operations. Net interest margin declined in relation to the prior quarter primarily due to increased nonaccrual loans. Noninterest income improved sequentially due to prior quarter charges taken to increase repurchase reserves and to reduce the value of residual interests in prior securitizations. Noninterest expense decreased in comparison to the prior quarter primarily from the effects of winding down operations.

Mortgage Banking Results Affected by Completion of Sale to MetLife

Mortgage Banking pre-tax income was $46.4 million for third quarter 2008 compared to second quarter's $69.2 million. Effective August 31, 2008, FHN completed the sale of Mortgage Banking's servicing operations, origination offices outside of Tennessee and $19.1 billion of servicing to MetLife Bank, N.A. As a result of this transaction, all components of origination activity for third quarter 2008 are significantly lower when compared to second quarter 2008. Additionally, pre-tax earnings for third quarter and second quarter were negatively affected by $14.4 million and $7.2 million, respectively, related to the adoption of new accounting standards, including the prospective election of fair value accounting for mortgage warehouse loans.

Net interest income decreased consistent with the decline in the warehouse. Gain on sale margins declined significantly from a third quarter adjustment to reflect revised cash flow expectations related to mortgage origination activity and the effects of favorable rate moves at the end of the prior quarter. Servicing income improved sequentially as the positive effects of hedging results increased in comparison to second quarter. Additionally, repurchase reserves were increased during the prior quarter to reflect increased repurchase experience. Runoff declined in comparison to second quarter as structural barriers to refinancing activity developed in third quarter. Noninterest expense declined due to effects of the divestiture.

Corporate Segment Reflects Earnings Enhancement Initiatives and Debt Repurchases

Pre-tax results for third quarter 2008 include $33.9 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives, including a loss of $17.5 million associated with the sale of certain mortgage banking operations to MetLife. Current quarter results also include $18.9 million of gains from the repurchase of debt. Prior quarter results included $26.0 million of net charges associated with efficiency initiatives and $12.6 million of gains from the repurchase of debt.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement and slide presentation, which will be available on FHN's Web site at www.fhnc.com.

Management will host a conference call at 8:00 a.m. Central Time October 17 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time October 17 by dialing 1-877-681-3377 (international participants dial 1-719-325-4775). The conference will also be webcast live through First Horizon's Web site and will be accompanied by the slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 10 a.m. Central Time October 17 until 11 p.m. October 30 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 6406341. The event will be archived and made available by 1 p.m. Central Time October 17 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 6,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 200 bank locations in and around Tennessee and 14 capital markets offices in the U.S. and abroad. First Tennessee Bank has the largest market share in Tennessee and one of the higher customer retention rates of any bank in the country, and FTN Financial is one of the nation's top underwriters of U.S. government agency securities. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

FHN-G

 SUMMARY QUARTERLY RESULTS
 Quarterly, Unaudited

 ---------------------------------------------------------------------
 (Thousands)                       3Q08         2Q08          1Q08
 =====================================================================
 Income Statement Highlights
 Net interest income           $   223,147   $   238,895   $   228,092
 Noninterest income                305,383       400,018       383,130
 Securities (losses)/gains, net       (210)         (972)       65,946
 ---------------------------------------------------------------------
   Total revenue                   528,320       637,941       677,168
 ---------------------------------------------------------------------
 Noninterest expense               391,274       465,843       438,277
 Provision                         340,000       220,000       240,000
 ---------------------------------------------------------------------
   Pre-tax (loss)/income          (202,954)      (47,902)       (1,109)
 Benefit for income taxes          (84,664)      (28,821)       (8,146)
 ---------------------------------------------------------------------
 (Loss)/income from continuing
   operations                     (118,290)      (19,081)        7,037
 Income from discontinued
  operations, net of tax                --            --           883
 ---------------------------------------------------------------------
   Net (loss)/income           $  (118,290)  $   (19,081)  $     7,920
 =====================================================================
 Common Stock Data
 Diluted EPS from continuing
  operations (a)               $      (.59)  $      (.11)  $       .05
 Diluted EPS (a)                      (.59)         (.11)          .06
 Diluted shares (a)                201,184       176,936       130,532
 Period-end shares
  outstanding (a)                  201,594       201,744       130,668
 Dividends declared
  per share (b)                         (c)  $       .20   $       .20
 =====================================================================
 Balance Sheet Highlights
  (Period End)
 Total loans, net of
  unearned income              $21,601,898   $22,225,232   $21,932,020
 Total loans held for
  sale-divestiture (d)                  --            --       207,672
 Total deposits                 13,778,235    15,093,947    16,188,542
 Total deposits
  -divestiture (d)                      --       296,632       118,720
 Total assets                   32,804,376    35,549,961    37,267,945
 Total assets-divestiture (d)           --       395,628       216,431
 Total liabilities              29,924,652    32,557,238    34,860,441
 Total liabilities
  -divestiture (d)                      --       298,098       120,590
 Total shareholders' equity      2,584,447     2,697,446     2,112,227
 =====================================================================
 Key Ratios & Other
 Return on average assets            (1.41)%        (.21)%         .09%
 Return on average equity           (17.30)%       (3.02)%        1.47%
 Net interest margin                  3.01%         3.01%         2.81%
 Efficiency ratio                     74.1%         73.0%         64.7%
 Book Value Per Share (a)      $     12.79   $     13.34   $     16.10
 Tangible Book Value Per
  Share (a)                          11.60         12.14         14.23
 FTE employees                       6,091         9,245         9,555
 =====================================================================

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                                                      3Q08 Change vs.
                                                    ------------------
 (Thousands)                   4Q07         3Q07      2Q08     3Q07
 =====================================================================
 Income Statement Highlights
 Net interest income        $   225,987  $   237,804      (7)%     (6)%
 Noninterest income             103,429      203,475     (24)%     50%
 Securities (losses)/
  gains, net                    (10,442)          --     (78)%      *
 ---------------------------------------------------------------------
   Total revenue                318,974      441,279     (17)%     20%
 ---------------------------------------------------------------------
 Noninterest expense            561,559      421,622     (16)%     (7)%
 Provision                      156,519       43,352      55%     684%
 ---------------------------------------------------------------------
   Pre-tax (loss)/income       (399,104)     (23,695)     NM       NM
 Benefit for income taxes      (146,342)      (9,330)     NM       NM
 ---------------------------------------------------------------------
 (Loss)/income from
   continuing operations       (252,762)     (14,365)     NM       NM
 Income from discontinued
  operations, net of tax          4,137          209      NM       NM
 ---------------------------------------------------------------------
   Net (loss)/income        $  (248,625) $   (14,156)     NM       NM
 =====================================================================
 Common Stock Data
 Diluted EPS from
  continuing operations (a) $     (1.95) $      (.11)     NM       NM
 Diluted EPS (a)                  (1.91)        (.11)     NM       NM
 Diluted shares (a)             129,949      129,917      14%      55%
 Period-end shares
  outstanding (a)               130,235      130,257       *       55%
 Dividends declared
  per share (b)             $       .45  $       .45      NM       NM
 =====================================================================
 Balance Sheet Highlights
  (Period End)
 Total loans, net of
  unearned income           $22,103,516  $21,973,004      (3)%     (2)%
 Total loans held for
  sale-divestiture (d)          289,878      565,492       *     (100)%
 Total deposits              17,032,285   18,635,359      (9)%    (26)%
 Total deposits
  -divestiture (d)              230,418      474,809    (100)%   (100)%
 Total assets                37,015,461   37,478,252      (8)%    (12)%
 Total assets
  -divestiture (d)              305,734      588,115    (100)%   (100)%
 Total liabilities           34,584,588   34,761,148      (8)%    (14)%
 Total liabilities
  -divestiture (d)              232,343      514,198    (100)%   (100)%
 Total shareholders' equity   2,135,596    2,421,827      (4)%      7%
 =====================================================================
 Key Ratios & Other
 Return on average assets         (2.65)%       (.15)%
 Return on average equity        (42.52)%      (2.31)%
 Net interest margin               2.77%        2.87%
 Efficiency ratio                 176.1%        95.5%
 Book Value Per Share (a)      $  16.33  $     18.51
 Tangible Book Value
  Per Share (a)                   14.42        16.02
 FTE employees                    9,941       11,052     (34)%    (45)%
 =====================================================================
 NM -- Not meaningful
  *  Amount is less than one percent.
 (a) Shares reflect effect of stock dividend
 (b) Third quarter 2008 dividend declared was paid in shares
 (c) Stock dividend rate of 3.0615% per share.
 (d) Second quarter 2008 associated with the sale of certain mortgage operations; prior periods associated with the sale of
     First Horizon Bank branches.

CONTACT:  First Horizon National Corp.
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162